EXHIBIT 10.1
Amended and Restated Change of Control Agreement dated October 5, 2007

Matritech, Inc. (the “Company”) and Stephen D. Chubb (“Executive”) hereby enter into this Amended and Restated Change of Control Agreement (“Agreement”), effective on the date of closing of a transaction whereby the Company sells substantially all its assets to a subsidiary of Inverness Medical Innovations, Inc. (the “Effective Date”).  This Agreement replaces and supersedes, effective as of the Effective Date, the original Change of Control Agreement between the parties dated March 16, 2006.

Whereas, the Company has entered into an agreement for the sale of substantially all of its assets to a subsidiary of Inverness Medical Innovations, Inc.; and

Whereas, it is in the best interests of the Company’s stockholders that assets be preserved for distribution to them; and

Whereas, both parties are amenable to changing the terms of the original change of control agreement in accordance with the provisions hereof.

Now, Therefore, in consideration of the premises and for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Purpose.  The Company considers it essential to the best interests of its stockholders to foster the continuous and dedicated employment of its executive officers and other key management personnel.  The Compensation Committee of Board of Directors of the Company recognizes, however, that competition for key management personnel is keen and that, as a small publicly held corporation, the Company may face special challenges in ensuring the continued commitment of its management.  To assist in ensuring that executive officers and other key management personnel do not become distracted or consider leaving the employ of the Company due to concerns about their employment security in the event of a possible Change in Control (as defined in Section 2 hereof), the Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of selected members of the Company’s management, including the Executive.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2.           Definitions.

“Change of Control Transaction” shall mean any transaction involving the occurrence of (x) a change in the ownership of the Company (as defined in section 1.409A-3(i)(5)(v) of the final regulations under Internal Revenue Code section 409A or any similar provisions of any successor regulations), or (y) a change in effective control of the Company (as defined in section 1.409A-3(i)(5)(vi) of the final regulations under Internal Revenue Code section 409A or any similar provisions of any successor regulations) or (z) a change in the ownership of a substantial portion of the assets of the Company (as defined in section 1.409A-3(i)(5)(vii) of the final regulations under Internal Revenue Code section 409A or any similar provisions of any successor regulations).

3.           Change of Control Payments.  In the event of a Change of Control Transaction, the Executive shall receive, in a lump sum payment paid within thirty (30) days of the Change of Control Transaction, (i) a pro-rated incentive bonus based on the portion of the then current fiscal year completed at the time of the Change of Control Transaction compared to the Executive’s target annual bonus for such year and (ii) all deferred compensation, if any, then maintained in the Executive’s account, including without limitation all restricted stock issued pursuant to the Amended and Restated Management Bonus Plan, whether or not otherwise vested, and all other restricted stock which by the terms of the individual restricted stock award agreement is to be vested upon an Acquisition (as defined in such individual agreements).  All payments to be made by the Company under this Section 3 shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

4.           Application of Section 280G of the Internal Revenue Code.  If the payments and benefits provided for in this Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company (or any of its subsidiaries or affiliates), would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) or would otherwise be non-deductible by the Company as a result of application of any similar statutory or regulatory provision, the Executive shall receive either (a) all compensation and benefits provided for him under this Agreement or (b) the maximum of compensation and benefits that will avoid an excess parachute payment under Section 280G, whichever would provide the greater after-tax benefit to the Executive.   In the event that clause (b) of this Section 4 provides the greater after-tax benefit, the Executive shall be entitled to select the items to be abated, provided that if the Executive fails to make such selection within forty-five (45) days after the Company has given notice of the need for such abatement, the Company may determine the method of such abatement in its sole discretion.  If the Executive is to receive benefits under clause (b) of this Section 8 and through error or otherwise the Executive receives payments, together with other payments the Executive has the right to receive from the Company (or its affiliates or subsidiaries) in excess of 2.99 time the Executive’s base amount, the Executive agrees to immediately refund the overpayment to the Company, together with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of Section 280G or any similar statutory or regulatory provision.

5.           Notices.  Any notice, request, demand, and other communication provided for or permitted by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, or by overnight delivery service, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

6.           Amendments.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

7.           Assignment; Entire Agreement.  Except for an assignment by the Company in connection with a Change of Control Transaction in which the successor, if other than the Company, shall assume and agree to perform this Agreement in writing, neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death after he becomes entitled to the Change of Control Payments but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).  This Agreement supersedes all prior Agreements, whether written or oral with respect to the subject matter hereof.  Notwithstanding the foregoing, the Non-Disclosure and Inventions Agreement executed by the Executive (or any substitute or successor agreement of similar import which the Executive may hereafter enter into with the Company) and individual restricted stock award agreements executed prior to or after this Agreement between the Executive and the Company shall remain in full force and effect in accordance with its terms.

8.           Obligations of Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

9.           Dispute Resolution.  In the event of any dispute between the Company and the Executive as to any claim arising out of or relating to this Agreement or the breach thereof, the parties shall endeavor in good faith to settle the dispute through mediation using a professional mediator mutually selected by them.  If the dispute has not been resolved within 90 days, either party shall be free to pursue legal remedies, at law or in equity.

10.           Severability.  If any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable, or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provisions were not a part hereof.

11.           Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to its conflicts of law principles.  The parties agree that any litigation pertaining to this Agreement shall be maintained exclusively in the courts of general jurisdiction located in Massachusetts, and each party agrees to submit to the jurisdiction and venue of any such court.

In Witness Whereof, the parties have executed this Agreement effective on the Effective Date.

Matritech, Inc. By: _________________________ Its ______________________	Stephen D. Chubb __________________________